Exhibit 10.1
AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made effective as of the 31st day of August, 2010, by and between IVAX Diagnostics, Inc. a Delaware corporation (the “Company”), and Kevin Clark (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated effective as of March 27, 2009 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby mutually agree as follows:

1.           Termination and Expiration Compensation and Benefits.  A new subsection (iii) is hereby added to Section 7(c) of the Employment Agreement as follows:

“(iii)  Notwithstanding anything to the contrary contained in this Agreement, if this Agreement, and the Executive’s employment hereunder, is terminated by the Executive for Good Reason pursuant to Section 5(c)(v) in connection with the Change in Control of the Company resulting from the consummation of the contemplated purchase by ERBA Diagnostics Mannheim GmbH of the approximately 72.4% of the outstanding shares of the Company’s common stock owned on the date hereof by Patrice R. Debregeas, Paul F. Kennedy and their respective affiliates (the “ERBA Transaction”), then, with respect to such termination only, the Company shall not be obligated to pay or provide the compensation and benefits contemplated by Sections 7(c)(i) and (ii) unless: (A) on or prior to September 30, 2010, the Executive shall have provided the Company with the written notice contemplated by the third sentence of Section 5(c) with respect to such termination; and (B) such termination shall have become effective on or prior to September 30, 2010.  This Section 7(c)(iii) shall not have any impact on the rights of the Executive, or the Company’s obligations, including, without limitation, its obligations to provide compensation and benefits to the Executive, in each case, with respect to any termination of this Agreement, and the Executive’s employment hereunder, by the Employee for Good Reason pursuant to Section 5(c)(v) in connection with any Change in Control of the Company during the Initial Term other than the ERBA Transaction.”

2.           Miscellaneous.  The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Florida, without regard to its conflicts of law principles.  Except as specifically amended by this Amendment, the Employment Agreement shall remain unaffected and in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and the Executive has duly executed this Amendment as of the day and year first above set forth.

COMPANY:		EXECUTIVE:

IVAX Diagnostics, Inc.

By:		/s/ Kevin Clark
	Charles Struby, Ph.D.,	Kevin Clark
President and Chief Executive Officer